EXHIBIT 16
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[S.R. Snodgrss Logo]






October 1, 1997

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

This letter is furnished pursuant to 17 C.F.R. Section 229.304(a)(3). We have reviewed the disclosure contained in the Form 8-K-A Current Report of Norwood Financial Corp. filed with your office on September 30, 1997 and agree with the statements made by Norwood Financial Corp. in response to 17 C.F.R. Section 229.304(a) that relate to S.R. Snodgrass, A.C.

It is our understanding that this letter will be filed as Exhibit 16 to an amendment to the Form 8-K-A Current Report referenced in the preceding paragraph.

Sincerely,


/s/S.R. Snograss, A.C.

S.R. Snodgrass, A.C.
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101 Bradford Road  Wexford, PA 15090-6909    Phone: 412-934-0344    Facsimile: 412-934-0345

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